Exhibit 10.4

BROADBAND PARENT CORPORATION

2001 STOCK INCENTIVE PLAN

(As amended through January 4, 2016)

1. PURPOSE AND EFFECTIVE DATE. Broadband Parent Corporation (the “Company”) has established this 2001 Stock Incentive Plan (the “Plan”) to facilitate the retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its stockholders. The effective date of the Plan shall be the date it is approved by the stockholders of ANTEC Corporation at a special meeting at which the reorganization of ANTEC Corporation as a wholly owned subsidiary of the Company is also approved. (At or subsequent to the effective date, the Company changed its name to Arris Group, Inc. In 2013, the Plan was assumed by Arris Holdco, Inc. when a subsidiary of Arris Holdco, Inc. merged with and into Arris Group, Inc. Arris Holdco, Inc. subsequently changed its name to Arris Group, Inc. In 2015, Arris International plc (“Arris International”) assumed the Plan when a subsidiary of Arris International merged with and into Arris Group, Inc. The Plan was amended and restated in connection with this final transaction.)

2. ADMINISTRATION. The Plan shall be administered by the Board of Directors, or the Compensation Committee of the Company’s Board of Directors or such other Board committee as the Board may designate (the “Committee”). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee’s interpretations of the Plan, and all actions taken by it and determinations made by it shall be binding on all persons. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.

3. SHARES SUBJECT TO PLAN. A total of 9,580,000 shares of Common Stock of the Company (“Shares”) may be issued pursuant to the Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. Grants of incentive awards under the Plan will reduce the number of Shares available thereunder by the maximum number of Shares obtainable under such grants. If all or any portion of the Shares otherwise subject to any grant under the Plan are not delivered for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, such number of Shares shall be available again for issuance under the Plan. The number of Shares covered by or specified in the Plan and the number of Shares and the purchase price for Shares under any outstanding awards, may be adjusted proportionately by the Committee for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on the Shares, any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary cash dividend.

4. ELIGIBILITY. All key employees, active consultants and directors of the Company and its subsidiaries are eligible to be selected to receive a grant under the Plan by the Committee. The Committee may condition eligibility under the Plan or participation under the Plan, and any grant or exercise of an incentive award under the Plan on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason. No person may be granted in any period of two consecutive calendar years, awards covering more than 750,000 Shares.

5. AWARDS. The Committee may grant awards under the Plan to eligible persons in the form of stock options (including incentive stock options within the meaning of section 422 of the Code), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights, and reload options to purchase additional Shares if Shares are delivered in payment of any other options, and shall establish the number of Shares subject to each such grant and the terms thereof, including any adjustments for reorganizations and dividends, subject to the following:

(a) All awards granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions not inconsistent with the Plan as the Committee shall prescribe.

(b) The exercise price of any option or stock appreciation right shall not be less than the fair market value of a corresponding number of Shares as of the date of grant, except (i) options or stock appreciation rights being granted to replace options or rights not initially granted by the Company or ANTEC Corporation may be granted with exercise prices that in the judgment of the Committee result in options or rights having comparable value to the options or rights being replaced, and (ii) up to 10% of the Shares may be granted pursuant to options or stock appreciation rights that have exercise prices of not less than 85% of the fair market value of a corresponding number of Shares as of the date of grant.

(c) No more than 25% of the Shares may be awarded in a form other than options or stock appreciation rights.

(d) No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the stockholders. Adjustments pursuant to Section 3 above shall not be considered repricing.

6. AMENDMENT OF THE PLAN. The Board of Directors or the Committee may from time to time suspend, terminate, revise or amend the Plan or the terms of any grant in any respect whatsoever, provided that, without the approval of the stockholders of the Company, no such revision or amendment may increase the number of Shares subject to the Plan, change the provisions of Section 5 above, or expand those eligible for grants under the Plan.

7. ARRIS INTERNATIONAL SHARES. Notwithstanding any other rule of this Plan, with effect from the time that Arris International plc has acquired the issued and to be issued share capital of Arris Group, Inc and Pace plc, references in the Plan and the related award documents to Shares shall be read as references to ordinary shares of Arris International (“Arris Shares”), Arris International agrees to perform the obligations of the Company under the Plan and the related award documents, and the following provisions shall apply:

(a) where Arris Shares are to be issued directly to a participant and no amount (or less than the nominal value per share) is to be paid by a participant, where required by any applicable law, this may be done using such mechanism involving a third party as the Committee considers necessary or by the Company paying (or procuring payment of) a bonus to the participant in respect of the nominal value of each share and, with the participant’s agreement, using such amount to pay up nominal value or by capitalizing reserves in accordance with the articles of association; and

(b) where a Tax Liability arises (or would arise) for any member of the Company’s group in respect of an award, as a condition of vesting or exercise of an award a participant must either:

(i) make a payment to that company of an amount equal to that company’s estimate of the amount of the Tax Liability; or

(ii) enter into arrangements acceptable to that company to secure that such payment is made (whether by surrender of shares, cancellation of part of an award, the sale of shares or otherwise).

For these purposes, “Tax Liability” shall mean any amount of federal, state or local tax and/or employees’ social security (or similar) contributions which any member of the Company’s group becomes liable to pay on the participant’s behalf to the revenue authorities in any jurisdiction.

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